Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
For more information contact Stephen Bianchi, Chief Executive Officer
2174 Eastridge Center, Eau Claire, WI 54701
(715) 836-9994 Ext. 11007 | sbianchi@ccf.us
www.ccf.us

Citizens Community Federal National Association Appoints Board Members

Altoona, WI, November 9, 2018 – Citizens Community Federal National Association (“CCFBank”), a wholly-owned subsidiary of Citizens Community Bancorp, Inc., appointed Kathleen S. Skarvan and Michael R. Conner to the CCFBank board of directors, effective November 9, 2018. “We are pleased to add two well-qualified directors to our bank board as we look to expand our community outreach, strengthen governance and develop strong succession planning for the company”, said Richard McHugh, Lead Director. Steve Bianchi, President/CEO added, “The Board’s efforts to attract highly skilled business people to our board is reflected by these appointments. A strong board will help us build an even stronger bank.”
Ms. Skarvan, a resident of Elk Mound, WI currently serves as the Chief Executive Officer and President of New Prague, MN based Electromed, Inc. and serves on its board of directors. Ms. Skarvan joined Electromed, Inc., a publicly traded company, in December 2012 as Chief Executive Officer, became a director in November 2013 and was appointed to the additional position of President in August 2015. Ms. Skarvan served as Vice President of Operations at OEM Fabricators from November 2011 until October 2012. Prior to her position with OEM Fabricators, Ms. Skarvan served in various roles at Hutchinson Technology Incorporated, most recently as the President of the Disk Drive Components Division from April 2007 until March 2011. She has served on the Board of Trustees of the St. Cloud State University Foundation since June 2015. Ms. Skarvan has a bachelor’s degree from St. Cloud State University.
Mr. Conner, an Eau Claire, WI resident, currently serves as the Executive Director of PESI, Inc., a non-profit technology driven, continuing education provider, and as President of TBG Holdings LLC, a commercial real estate company. Mr. Conner has over 40 years of business experience in retail, insurance and marketing and continuing education. He is active in the business education programs at the University of Wisconsin – Eau Claire, where he serves on the Management Advisory Board for the College of Business and Department of Management and Marketing, and the Chippewa Valley Technical College. Mr. Conner holds undergraduate and graduate degrees in business from the University of Wisconsin – Eau Claire.
CCFBank recently completed its merger with United Bank, which will expand its branch network in Wisconsin to 15, including four locations in the Chippewa Valley region. CCFBank is a full-service financial institution, providing both residents and businesses of the areas we serve a wide range of secure and dependable deposit and loan services for more than eighty years. The merger and this addition to our Board of Directors will allow us to continue to Make More Possible.
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